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EXHIBIT 99


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share, 28 shares of which have been designated as Series A Convertible Preferred Stock. As of January 9, 2006, we had 15,260,271 shares of common stock outstanding and no shares of preferred stock or Series A Convertible Preferred Stock outstanding. Our common stock currently is listed on the American Stock Exchange under the symbol "OFI."

COMMON STOCK

         The holders of our common stock are entitled to one vote upon each matter submitted to the stockholders generally for consideration for each share held of record and in such manner as may be provided by law. Holders of our common stock do not have cumulative voting rights and are entitled to one vote per share on all matters on which the holders of common stock may vote. The common stock does not have preemptive rights and is not subject to redemption or conversion. There are no sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable.

         Subject to the provisions of applicable law and the rights of holders of preferred stock and any other class or series of stock having a preference as to dividends over the common stock then outstanding, dividends may be paid on the common stock out of assets legally available for dividends, but only at such times and in such amounts as our board of directors determines and declares. Upon liquidation, dissolution or winding up of our company, after any preferential amounts to be distributed to the holders of preferred stock and any other class or series having a liquidation preference have been paid or declared and set apart for payment, the holders of our common stock will be entitled to receive all of our remaining assets available for distribution to our stockholders, ratably in proportion to the number of shares held by them, respectively.

PREFERRED STOCK

     GENERAL

         Our board of directors has the authority, without further action by our stockholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions on the preferred stock. The preferences, rights and restrictions may differ with respect to the number of shares constituting a series or the designation of a series, voting rights, dividend rights, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights, and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of our company.



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     SERIES A CONVERTIBLE PREFERRED STOCK

         Our articles of incorporation authorize the issuance of 28 shares of shares of Series A Convertible Preferred Stock, $0.01 par value per share. However, we presently have no shares of Series A Convertible Preferred Stock outstanding, and we have no plans to issue any such shares.

NEVADA BUSINESS COMBINATIONS STATUTE

         Nevada's business combinations statute, Nevada Revised Statutes Sections 78.411-78.444, prohibits an "interested stockholder" from entering into a "combination" with the corporation, unless certain conditions are met. An "interested stockholder" is a person who:

         o directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation, or

         o is an affiliate or associate of the corporation and at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

         Under certain circumstances, a corporation may not engage in a combination within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the corporation's articles of incorporation are met and if approvals of the board of directors or non-interested stockholders are obtained. We have elected not to be governed by these provisions in our amended and restated articles of incorporation. However, this election may not be effective unless we meet certain conditions under the Nevada statute.


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